Exhibit 99.1

LIVE OAK BANCSHARES, INC. REPORTS SECOND QUARTER 2019 RESULTS

Wilmington, NC, July 24, 2019 - Live Oak Bancshares, Inc. (Nasdaq: LOB) (“Live Oak” or “the Company”) today reported second quarter net earnings available to common shareholders of $4.9 million, or $0.12 per diluted share, compared to $14.3 million, or $0.34 per diluted share, for the second quarter of 2018.

“We continue to deliver on our commitment to generate a more predictable earnings stream while executing our long-term objective to be a major force in the delivery of financial services to small businesses nationwide through technological innovation.  As we continue to hold a greater portion of our guaranteed loans, recurring revenues grew 21% compared to a year ago and exceeded our operating expenses.  The loan and lease portfolio grew 35% over the prior year reflecting solid efforts of our people to serve the needs of small businesses while also promoting greater financial stability and consistency for Live Oak. We maintain our focus on long-term value creation and will always strive to fulfill the complete needs of small businesses,” said James S. Mahan, III, Chief Executive Officer of Live Oak.

Second Quarter 2019 Key Measures

(Dollars in thousands, except per share data)			Increase (Decrease)
	Q2 2019	Q2 2018	Dollars	Percent	Q1 2019
Net interest income and servicing revenues	$40,998	$34,013	$6,985	21%	$38,015
Net income	4,935	14,253	(9,318)	(65)	2,372
Diluted earnings per share	0.12	0.34	(0.22)	(65)	0.06
Non-GAAP net income (1)	5,664	14,524	(8,860)	(61)	2,368
Non-GAAP diluted earnings per share (1)	0.14	0.35	(0.21)	(60)	0.06
Loan and lease production:
Loans and leases originated	$525,088	$491,797	$33,291	7%	$390,851
% Fully funded	42.9%	55.9%	n/a	n/a	55.6%
Total loans and leases	$3,083,310	$2,291,862	$791,448	35%	$2,774,605
Total assets	4,274,301	3,472,969	801,332	23	4,058,047
Total deposits	3,721,597	2,969,236	752,361	25	3,528,405

(1)	See accompanying GAAP to Non-GAAP Reconciliation.

Loans and Leases

At June 30, 2019, the total loan and lease portfolio of $3.08 billion increased 34.5% from its level at the end of the second quarter of 2018 and 11.1% from its level at March 31, 2019.  Compared to the first quarter of 2019, loans and leases held for investment increased $223.3 million, or 11.2%, to $2.23 billion while loans held for sale increased $85.4 million, or 11.0%, to $857.8 million. Loan and lease originations rose to $525.1 million during the second quarter of 2019, an increase of $134.2 million, or 34.3%, from the first quarter of 2019, due to increased originations across multiple industry verticals.  Production volumes also benefited from the ongoing selective hiring of experienced SBA lending generalists. The total loan and lease portfolio at June 30, 2019, and March 31, 2019, of $3.08 billion and $2.77 billion, respectively, was comprised of approximately 57.0% and 59.4% of unguaranteed loans and leases, respectively.

Average loans and leases were $2.93 billion during the second quarter of 2019 compared to $2.67 billion during the first quarter of 2019.

Deposits

Total deposits increased by $193.2 million, or 5.5%, to $3.72 billion at June 30, 2019, from $3.53 billion at March 31, 2019, supporting the growing loan and lease portfolio. Average total interest-bearing deposits for the second quarter of 2019 increased $233.9 million, or 7.1%, to $3.53 billion, compared to $3.29 billion for the first quarter of 2019. The ratio of average total loans and leases to average deposits was 81.8% for the second quarter of 2019, compared to 80.0% for the first quarter of 2019.

Net Interest Income

Net interest income for the second quarter of 2019 rose to $33.9 million compared to $27.0 million for the second quarter of 2018 and $30.6 million for the first quarter of 2019. The increase from the prior year was driven by the significant growth in the combined held for sale and held for investment loan and lease portfolios reflecting the Company's ongoing initiative to grow recurring revenue sources. Another contributing factor was higher investment security holdings as the Company strives to strengthen its liquidity profile while improving the asset-liability repricing mix.  The increase from the first quarter of 2019 arose from higher average balances in both loans and leases and investment securities.  The net interest margin for the second quarter of 2019 increased seven basis points to 3.70% versus 3.63% in the first quarter of 2019 as the increasing yields on interest earning assets outpaced the increase in rates on interest bearing liabilities.

Noninterest Income

Noninterest income for the second quarter of 2019 decreased by $15.9 million, or 52.0%, compared to the second quarter of 2018, and increased by $1.7 million, or 12.9%, compared to the first quarter of 2019.  The Company’s transition to retaining a greater portion of its loans to improve interest income with the consequent reduction in the level of loan sales and related gains was a key driver in lower noninterest income compared to the second quarter of 2018.

The Company’s net gains on sales of loans decreased to $6.0 million in the second quarter of 2019 compared to $23.1 million in the second quarter of 2018 and increased from $4.2 million in the first quarter of 2019.  The volume of guaranteed loan sales in the second quarter of 2019 declined to $71.9 million compared to $295.2 million in the second quarter of 2018 and increased from $62.9 million in the first quarter of 2019. As mentioned above, the decline in loan sale volumes from the prior year is consistent with the Company’s strategic shift to build its recurring revenue streams by holding substantially more of its production on balance sheet.  The average net gain on guaranteed loan sales was $80.1 thousand per million sold in the second quarter of 2019, a decrease from $82.6 thousand in the second quarter of 2018 and an increase from $61.3 thousand in the first quarter of 2019. The decline in average net gain on guaranteed loan sales over the second quarter of 2018 was driven by $980 thousand in fair value net losses in exchange-traded interest rate lock commitments during the second quarter of 2019 compared to a $941 thousand in fair value net gains during the second quarter of 2018. The increase in average net gain on guaranteed loans sales compared to the first quarter of 2019 was largely a product of greater selectivity over loans designated for sale combined with improving secondary market conditions.  Excluding fair value fluctuations in exchange-traded interest rate lock commitments, the average net gain on guaranteed loan sales was $93.7 thousand and $79.4 thousand per million sold in the second quarters of 2019 and 2018, respectively, and $89.0 thousand per million sold in the first quarter of 2019.

The net loss resulting from the revaluation of the servicing asset declined to $403 thousand for the second quarter of 2019, a decrease of $3.3 million compared to the second quarter of 2018 and a decrease of $1.8 million compared to the first quarter of 2019.  The decrease in the net loss was driven by variability in market conditions and changes to the carrying value of the retained portion of USDA loans.

The flow-through loss from investments accounted for under the equity method totaled $1.7 million, $673 thousand and $2.0 million for the quarters ended June 30, 2019, June 30, 2018 and March 31, 2019, respectively.  These changes reflect the Company’s pro-rata portion of operating results for certain strategic start-up investments.

Lease income from solar panels contributed $2.4 million in noninterest income in the second quarter of 2019, compared to $1.9 million in the second quarter of 2018 and $2.3 million in the first quarter of 2019.  The increase was related to growth in leased solar panels.

Other noninterest income of $1.0 million in the second quarter of 2019 decreased by $410 thousand, or 28.9%, from the second quarter of 2018 and by $1.6 million, or 60.8%, from the first quarter of 2019.  The decline from prior quarters was the product of a variety of insignificant non-recurring items.

The sale of the title insurance business in late 2018 also contributed to the decline in noninterest income for the second quarter of 2019 compared to the second quarter 2018.

Noninterest Expense

Noninterest expense for the second quarter of 2019 was $39.6 million, a decrease from $40.8 million for the second quarter of 2018 and an increase from $38.2 million for the first quarter of 2019.

The decline in noninterest expense from the second quarter of 2018 was primarily driven by decreases in travel, data processing, and other expenses.  Travel expense declined from $2.0 million for the second quarter of 2018 to $1.5 million for the second quarter of 2019 due to a reduction in repairs and maintenance costs associated with an older aircraft that was sold during the first quarter of 2019, higher deferred travel costs as more loans were retained, and general improvements in operational efficiency.  Data processing expenses decreased $959 thousand from the second quarter of 2018 to $1.9 million for the second quarter of 2019 primarily as a result of the expiration of software development services provided by Apiture directly to the Company and due to the capitalization of certain software development costs during the second quarter of 2019.  Other expenses declined $988 thousand from the second quarter of 2018 to $1.7 million for the second quarter of 2019.  This decline from the prior year is largely attributable to the elimination of costs related to the operation of the title insurance business, which was sold in the third quarter of 2018, and impairment expenses recognized in the second quarter of 2018 with the transfer of the title insurance business to held for sale.

The growth in noninterest expense from the first quarter of 2019 was primarily driven by increases in travel expense and equipment expense associated with the acquisition of a third corporate aircraft during the second quarter of 2019.  Additionally, the Company recognized a one-time impairment loss of $602 thousand on a renewable tax credit investment in the second quarter of 2019.

Asset Quality

Net charge-offs of $526 thousand in the second quarter of 2019 increased from $65 thousand in the first quarter of 2019 and decreased from $787 thousand in the second quarter of 2018.  Net charge-offs as a percentage of average held for investment loans and leases, annualized, for the quarter ended June 30, 2019, was 0.10% compared to 0.01% for the first quarter of 2019 and 0.21% for the second quarter of 2018.

Total nonperforming loans decreased to $65.5 million in the second quarter of 2019 from $70.7 million at the end of the prior quarter.  The unguaranteed exposure of nonperforming loans decreased to $18.4 million, or 0.82% of total loans and leases held for investment, at June 30, 2019, compared to $20.2 million, or 1.01%, at March 31, 2019.  For the quarters ended June 30, 2019 and March 31, 2019, the percentage of unguaranteed criticized loans and leases, comprised of risk grades 5 through 8, to unguaranteed held for investment loans and leases was 5.27% and 5.39%, respectively.

Foreclosed assets increased $4.6 million to $6.0 million at June 30, 2019, from $1.4 million at March 31, 2019.  The unguaranteed exposure of foreclosed assets increased to $1.2 million at June 30, 2019, from $170 thousand at March 31, 2019.

Provision for Loan and Lease Losses

The provision for loan and lease losses for the second quarter of 2019 totaled $3.5 million compared to $2.1 million for the second quarter of 2018 and $2.7 million for the first quarter of 2019.  The increase in provision expense was largely the result of portfolio growth for the second quarter of 2019.

The allowance for loan and lease losses totaled $38.0 million at June 30, 2019, compared to $35.1 million at March 31, 2019. The allowance for loan and lease losses as a percentage of total loans and leases held for investment was 1.71% and 1.75% at June 30, 2019, and March 31, 2019, respectively.

Income Tax

Income tax expense was $662 thousand in the second quarter of 2019 compared to $491 thousand in the second quarter of 2018 and $317 thousand in the first quarter of 2019.  The Company’s effective tax rate is predominantly driven by the leasing of renewable energy assets which generate investment tax credits.  As the lessor of these assets, the Company is accomplishing broader strategic initiatives in the renewable energy sector.

Conference Call

Live Oak will host a conference call to discuss quarterly results at 9:00 a.m. ET tomorrow morning (July 25, 2019). Media representatives, analysts and the public are invited to listen to this discussion by calling (844) 743-2494 (domestic) or (661) 378-9528 (international) with conference ID 1980859. A live webcast of the conference call along with presentation materials referenced during the conference call will be available on the Investor Relations page of the Company’s website at http://investor.liveoakbank.com. A replay of the webcast will be archived on the Company's website for one year.  A replay of the conference call will also be available until 5:00 p.m. ET August 1, 2019 and can be accessed by dialing (855) 859-2056 (domestic) or (404) 537-3406 (international).

CFO Commentary

Additional commentary on the quarter by Brett Caines, Chief Financial Officer of the Company, is available at http://investor.liveoakbank.com in the supporting materials for the conference call.

Important Note Regarding Forward-Looking Statements

Statements in this press release that are based on other than historical data or that express the Company’s plans or expectations regarding future events or determinations are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Statements based on historical data are not intended and should not be understood to indicate the Company’s expectations regarding future events. Forward-looking statements provide current expectations or forecasts of future events or determinations. These forward-looking statements are not guarantees of future performance or determinations, nor should they be relied upon as representing management’s views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties, and actual results may differ materially from those presented, either expressed or implied, in this press release. Factors that could cause actual results to differ materially from those expressed in the forward-looking statements include changes in Small Business Administration (“SBA”) rules, regulations or loan products, including the Section 7(a) program, changes in SBA standard operating procedures or changes in Live Oak Banking Company's status as an SBA Preferred Lender; changes in rules, regulations or procedures for other government loan programs, including those of the United States Department of Agriculture; a reduction in or the termination of the Company's ability to use the technology-based platform that is critical to the success of its business model, including a failure in or a breach of operational or security systems; competition from other lenders; the Company's ability to attract and retain key personnel; market and economic conditions and the associated impact on the Company; operational, liquidity and credit risks associated with the Company's business; the impact of heightened regulatory scrutiny of financial products and services and the Company's ability to comply with regulatory requirements and expectations; and the other factors discussed in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s Internet site (http://www.sec.gov). Except as required by law, the Company specifically disclaims any obligation to update any factors or to publicly announce the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.

About Live Oak Bancshares, Inc.

Live Oak Bancshares, Inc. (Nasdaq: LOB) is a financial holding company and the parent company of Live Oak Banking Company.  Live Oak Bancshares and its subsidiaries partner with businesses that have a common focus of changing the banking industry by bringing efficiency and excellence to customers using technology and innovation.

Contacts:

Brett Caines | CFO | Investor Relations | 910.796.1645 & Micah Davis | Marketing Director | Media Relations | 910.550.2255

Live Oak Bancshares, Inc.

Quarterly Statements of Income (unaudited)

(Dollars in thousands, except per share data)

	Three months ended
	2Q 2019	1Q 2019	4Q 2018	3Q 2018	2Q 2018
Interest income
Loans and fees on loans	$49,914	$44,966	$40,628	$37,724	$36,267
Investment securities, taxable	4,116	3,317	2,558	2,528	2,530
Other interest earning assets	1,108	1,639	1,568	1,638	2,179
Total interest income	55,138	49,922	44,754	41,890	40,976
Interest expense
Deposits	21,203	19,317	15,959	14,165	13,927
Borrowings	—	—	—	1	1
Total interest expense	21,203	19,317	15,959	14,166	13,928
Net interest income	33,935	30,605	28,795	27,724	27,048
Provision for (recovery of) loan and leases losses	3,463	2,742	6,822	(243)	2,087
Net interest income after provision for loan and lease losses	30,472	27,863	21,973	27,967	24,961
Noninterest income
Loan servicing revenue	7,063	7,410	7,752	7,506	6,965
Loan servicing asset revaluation	(403)	(2,246)	(627)	(9,380)	(3,670)
Net gains on sales of loans	6,015	4,198	5,687	22,004	23,061
Equity method investments income (loss)	(1,736)	(2,014)	(1,289)	(360)	(673)
Gain on sale of investment securities available-for-sale	—	5	—	—	—
Lease income	2,369	2,325	2,244	2,194	1,920
Construction supervision fee income	386	779	323	578	597
Title insurance income	—	—	—	479	996
Other noninterest income	1,007	2,570	3,975	1,310	1,417
Total noninterest income	14,701	13,027	18,065	24,331	30,613
Noninterest expense
Salaries and employee benefits	21,990	21,855	14,503	20,553	22,146
Travel expense	1,541	1,200	3,269	2,003	2,041
Professional services expense	1,621	2,182	1,233	1,228	1,119
Advertising and marketing expense	1,665	1,364	1,023	1,462	1,868
Occupancy expense	1,848	1,609	1,738	1,588	1,882
Data processing expense	1,947	2,399	2,606	3,661	2,906
Equipment expense	4,239	3,325	3,630	3,649	3,368
Other loan origination and maintenance expense	1,708	1,639	1,482	1,742	1,414
Renewable energy tax credit investment impairment	602	—	—	—	—
FDIC insurance	699	635	547	1,105	1,010
Title insurance closing services expense	—	—	—	114	372
Other expense	1,716	1,993	2,527	1,459	2,704
Total noninterest expense	39,576	38,201	32,558	41,244	40,830
Income before taxes	5,597	2,689	7,480	11,054	14,744
Income tax expense (benefit)	662	317	(3,010)	(3,198)	491
Net income	$4,935	$2,372	$10,490	$14,252	$14,253
Earnings per share
Basic	$0.12	$0.06	$0.26	$0.36	$0.36
Diluted	$0.12	$0.06	$0.26	$0.34	$0.34
Weighted average shares outstanding
Basic	40,196,662	40,160,118	40,148,115	40,119,561	40,027,336
Diluted	40,998,541	40,921,823	41,075,864	41,688,430	41,619,647

Live Oak Bancshares, Inc.

Quarterly Balance Sheets (unaudited)

(Dollars in thousands)

	As of the quarter ended
	2Q 2019	1Q 2019	4Q 2018	3Q 2018	2Q 2018
Assets
Cash and due from banks	$115,292	$221,159	$316,823	$368,565	$392,941
Federal funds sold	68,153	64,708	—	—	—
Certificates of deposit with other banks	7,250	7,250	7,250	750	2,250
Investment securities available-for-sale	576,275	569,739	380,490	374,284	382,890
Loans held for sale	857,837	772,481	687,393	646,475	757,494
Loans and leases held for investment	2,225,473	2,002,124	1,843,419	1,631,337	1,534,368
Allowance for loan and lease losses	(38,048)	(35,111)	(32,434)	(26,797)	(29,350)
Net loans and leases	2,187,425	1,967,013	1,810,985	1,604,540	1,505,018
Premises and equipment, net	281,126	271,810	262,524	263,861	234,817
Foreclosed assets	6,044	1,374	1,094	1,429	1,725
Servicing assets	41,687	44,324	47,641	49,261	52,689
Operating lease right-of-use assets	1,996	2,136	—	—	—
Other assets	131,216	136,053	156,249	135,592	143,145
Total assets	$4,274,301	$4,058,047	$3,670,449	$3,444,757	$3,472,969
Liabilities and Shareholders’ Equity
Liabilities
Deposits:
Noninterest-bearing	$55,416	$53,843	$53,993	$48,622	$46,192
Interest-bearing	3,666,181	3,474,562	3,095,590	2,875,666	2,923,044
Total deposits	3,721,597	3,528,405	3,149,583	2,924,288	2,969,236
Short term borrowings	1,345	1,393	1,441	—	—
Long term borrowings	16	17	16	1,506	3,385
Operating lease liabilities	2,162	2,314	—	—	—
Other liabilities	30,195	25,538	25,849	41,733	37,362
Total liabilities	3,755,315	3,557,667	3,176,889	2,967,527	3,009,983
Shareholders’ equity
Preferred stock, no par value, 1,000,000 shares authorized, none issued or outstanding	—	—	—	—	—
Class A common stock (voting)	284,987	281,994	278,945	276,831	274,043
Class B common stock (non-voting)	49,168	49,168	49,168	49,168	49,168
Retained earnings	171,954	168,225	167,124	157,839	144,791
Accumulated other comprehensive income (loss)	12,877	993	(1,677)	(6,608)	(5,016)
Total equity	518,986	500,380	493,560	477,230	462,986
Total liabilities and shareholders’ equity	$4,274,301	$4,058,047	$3,670,449	$3,444,757	$3,472,969

Live Oak Bancshares, Inc.

Statements of Income (unaudited)

(Dollars in thousands, except per share data)

	Six months ended
	June 30, 2019	June 30, 2018
Interest income
Loans and fees on loans	$94,880	$68,958
Investment securities, taxable	7,433	3,647
Other interest earning assets	2,747	3,394
Total interest income	105,060	75,999
Interest expense
Deposits	40,520	24,345
Borrowings	—	130
Total interest expense	40,520	24,475
Net interest income	64,540	51,524
Provision for loan and lease losses	6,205	6,479
Net interest income after provision for loan and lease losses	58,335	45,045
Noninterest income
Loan servicing revenue	14,473	13,863
Loan servicing asset revaluation	(2,649)	(8,758)
Net gains on sales of loans	10,213	47,479
Equity method investments income (loss)	(3,750)	(1,037)
Gain on sale of investment securities available-for-sale	5	—
Lease income	4,694	3,528
Construction supervision fee income	1,165	1,376
Title insurance income	—	2,296
Other noninterest income	3,577	2,622
Total noninterest income	27,728	61,369
Noninterest expense
Salaries and employee benefits	43,845	42,355
Travel expense	2,741	3,884
Professional services expense	3,803	2,417
Advertising and marketing expense	3,029	3,530
Occupancy expense	3,457	3,739
Data processing expense	4,346	5,743
Equipment expense	7,564	6,445
Other loan origination and maintenance expense	3,347	2,743
Renewable energy tax credit investment impairment	602	—
FDIC insurance	1,334	1,582
Title insurance closing services expense	—	798
Other expense	3,709	5,666
Total noninterest expense	77,777	78,902
Income before taxes	8,286	27,512
Income tax expense	979	806
Net income	$7,307	$26,706
Earnings per share
Basic	$0.18	$0.67
Diluted	$0.18	$0.64
Weighted average shares outstanding
Basic	40,178,491	39,977,336
Diluted	40,960,283	41,516,333

Live Oak Bancshares, Inc.

Quarterly Selected Financial Data

(Dollars in thousands, except per share data)

	As of and for the three months ended
	2Q 2019	1Q 2019	4Q 2018	3Q 2018	2Q 2018
Income Statement Data
Net income	$4,935	$2,372	$10,490	$14,252	$14,253
Per Common Share
Net income, basic	$0.12	$0.06	$0.26	$0.36	$0.36
Net income, diluted	0.12	0.06	0.26	0.34	0.34
Dividends declared	0.03	0.03	0.03	0.03	0.03
Book value	12.90	12.45	12.29	11.89	11.55
Tangible book value (1)	12.90	12.45	12.29	11.89	11.45
Performance Ratios
Return on average assets (annualized)	0.48%	0.25%	1.20%	1.65%	1.61%
Return on average equity (annualized)	3.85	1.88	8.64	12.08	12.34
Net interest margin	3.70	3.63	3.72	3.61	3.46
Efficiency ratio (1)	81.37	87.56	69.48	79.23	70.81
Noninterest income to total revenue	30.23	29.85	38.55	46.74	53.09
Selected Loan Metrics
Loans and leases originated	$525,088	$390,851	$498,987	$377,337	$491,797
Guaranteed loans sold	71,934	62,940	104,646	298,073	295,216
Average net gain on sale of guaranteed loans	80.12	61.30	59.83	71.81	82.61
Adjusted average net gain on sale of guaranteed loans (2)	93.74	89.04	77.42	69.23	79.42
Outstanding balance of sold loans serviced:
Guaranteed	2,870,108	2,952,774	3,045,460	3,102,820	2,951,379
Unguaranteed	183,991	179,307	174,066	170,784	155,939
Total	3,054,099	3,132,081	3,219,526	3,273,604	3,107,318
Asset Quality Ratios
Allowance for loan losses to loans and leases held for investment	1.71%	1.75%	1.76%	1.64%	1.91%
Net charge-offs	$526	$65	$1,185	$2,310	$787
Net charge-offs to average loans and leases held for investment (3)	0.10%	0.01%	0.28%	0.57%	0.21%
Nonperforming loans	$65,473	$70,692	$57,690	$52,709	$46,105
Foreclosed assets	6,044	1,374	1,094	1,429	1,725
Nonperforming loans (unguaranteed exposure)	18,352	20,186	14,488	12,897	11,466
Foreclosed assets (unguaranteed exposure)	1,228	170	148	158	197
Nonperforming loans not guaranteed by the SBA and foreclosures	$19,580	$20,356	$14,636	$13,055	$11,663
Nonperforming loans and foreclosures, not guaranteed by the SBA, to total assets	0.46%	0.50%	0.40%	0.38%	0.34%
Capital Ratios
Common equity tier 1 capital (to risk-weighted assets)	16.01%	16.68%	17.10%	17.88%	17.49%
Total capital (to risk-weighted assets)	17.26	17.92	18.28	18.93	18.68
Tier 1 risk based capital (to risk-weighted assets)	16.01	16.68	17.10	17.88	17.49
Tier 1 leverage capital (to average assets)	11.77	12.34	13.40	13.21	12.31

Notes to Quarterly Selected Financial Data

(1)  See accompanying GAAP to Non-GAAP Reconciliation.

(2)  Excludes fair value gain/loss on exchange-traded interest rate lock commitments.

(3)  Quarterly net charge-offs as a percentage of quarterly average loans and leases held for investment, annualized.

Live Oak Bancshares, Inc.

Quarterly Average Balances and Net Interest Margin

(Dollars in thousands)

	Three Months Ended June 30, 2019			Three months ended March 31, 2019
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Interest earning assets:
Federal funds sold and interest earning balances in other banks	$184,986	$1,108	2.40%	$283,364	$1,639	2.35%
Investment securities	566,159	4,116	2.92	461,339	3,317	2.92
Loans held for sale	839,724	14,333	6.85	749,700	12,583	6.81
Loans and leases held for investment (1)	2,089,225	35,581	6.83	1,922,280	32,383	6.83
Total interest earning assets	3,680,094	55,138	6.01	3,416,683	49,922	5.93
Less: allowance for loan and lease losses	(35,124)			(32,464)
Non-interest earning assets	474,706			476,232
Total assets	$4,119,676			$3,860,451
Interest bearing liabilities:
Interest bearing checking	$—	$—	—%	$169	$—	—%
Savings	989,512	5,235	2.12	927,579	4,786	2.09
Money market accounts	85,982	161	0.75	83,298	108	0.53
Certificates of deposit	2,452,159	15,807	2.59	2,282,709	14,423	2.56
Total interest bearing deposits	3,527,653	21,203	2.41	3,293,755	19,317	2.38
Other borrowings	1,409	—	—	1,464	—	—
Total interest bearing liabilities	3,529,062	21,203	2.41	3,295,219	19,317	2.38
Non-interest bearing deposits	51,643			46,822
Non-interest bearing liabilities	26,580			14,449
Shareholders' equity	512,391			503,961
Total liabilities and shareholders' equity	$4,119,676			$3,860,451
Net interest income and interest rate spread		$33,935	3.60%		$30,605	3.55%
Net interest margin			3.70			3.63
Ratio of average interest-earning assets to average interest-bearing liabilities			104.28%			103.69%

(1)Average loan and lease balances include non-accruing loans.

Live Oak Bancshares, Inc.

GAAP to Non-GAAP Reconciliation

(Dollars in thousands)

	As of and for the three months ended
	2Q 2019	1Q 2019	4Q 2018	3Q 2018	2Q 2018
Total shareholders’ equity	$518,986	$500,380	$493,560	$477,230	$462,986
Less:
Goodwill	—	—	—	—	—
Other intangible assets	—	—	—	—	3,980
Tangible shareholders’ equity (a)	$518,986	$500,380	$493,560	$477,230	$459,006
Shares outstanding (c)	40,220,916	40,175,079	40,155,792	40,140,417	40,086,409
Total assets	$4,274,301	$4,058,047	$3,670,449	$3,444,757	$3,472,969
Less:
Goodwill	—	—	—	—	—
Other intangible assets	—	—	—	—	3,980
Tangible assets (b)	$4,274,301	$4,058,047	$3,670,449	$3,444,757	$3,468,989
Tangible shareholders’ equity to tangible assets (a/b)	12.14%	12.33%	13.45%	13.85%	13.23%
Tangible book value per share (a/c)	$12.90	$12.45	$12.29	$11.89	$11.45
Efficiency ratio:
Noninterest expense (d)	$39,576	$38,201	$32,558	$41,244	$40,830
Net interest income	33,935	30,605	28,795	27,724	27,048
Noninterest income	14,701	13,027	18,065	24,331	30,613
Less: gain on sale of securities	—	5	—	—	—
Adjusted operating revenue (e)	$48,636	$43,627	$46,860	$52,055	$57,661
Efficiency ratio (d/e)	81.37%	87.56%	69.48%	79.23%	70.81%

Live Oak Bancshares, Inc.

GAAP to Non-GAAP Reconciliation (Continued)

(Dollars in thousands)

	Three Months Ended			Six Months Ended
	2Q 2019	1Q 2019	2Q 2018	2Q 2019	2Q 2018
Reconciliation of net income to non-GAAP net income for non-routine income and expenses:
Net income	$4,935	$2,372	$14,253	$7,307	$26,706
Gain on sale of aircraft	—	(357)	—	(357)	—
Stock based compensation expense for restricted stock awards with an effective grant date of May 24, 2016, as discussed in Note 10 of our March 31, 2016 Form 10-Q	357	352	357	709	709
Renewable energy tax credit investment impairment	602	—	—	602	—
Income tax effects and adjustments for non-GAAP items *	(230)	1	(86)	(229)	(170)
Non-GAAP net income	$5,664	$2,368	$14,524	$8,032	$27,245
* Estimated at 24.0%
Non-GAAP earnings per share:
Basic	$0.14	$0.06	$0.36	$0.20	$0.68
Diluted	$0.14	$0.06	$0.35	$0.20	$0.66
Weighted-average shares outstanding:
Basic	40,196,662	40,160,118	40,027,336	40,178,491	39,977,336
Diluted	40,998,541	40,921,823	41,619,647	40,960,283	41,516,333
Reconciliation of financial statement line items as reported to adjusted for non-routine income and expenses:
Noninterest income, as reported	$14,701	$13,027	$30,613	$27,728	$61,369
Gain on sale of aircraft	—	(357)	—	(357)	—
Noninterest income, as adjusted	$14,701	$12,670	$30,613	$27,371	$61,369
Noninterest expense, as reported	$39,576	$38,201	$40,830	$77,777	$78,902
Stock based compensation expense	(357)	(352)	(357)	(709)	(709)
Renewable energy tax credit investment impairment	(602)	—	—	(602)	—
Noninterest expense, as adjusted	$38,617	$37,849	$40,473	$76,466	$78,193
Income before taxes, as reported	$5,597	$2,689	$14,744	$8,286	$27,512
Gain on sale of aircraft	—	(357)	—	(357)	—
Stock based compensation expense	357	352	357	709	709
Renewable energy tax credit investment impairment	602	—	—	602	—
Income before taxes, as adjusted	$6,556	$2,684	$15,101	$9,240	$28,221
Income tax expense, as reported	$662	$317	$491	$979	$806
Income tax effects and adjustments for non-recurring income and expenses	230	(1)	86	229	170
Income tax expense, as adjusted	$892	$316	$577	$1,208	$976

This press release presents the non-GAAP financial measures previously shown. The adjustments to reconcile from the applicable GAAP financial measure to the non-GAAP financial measures are included where applicable in financial results presented in accordance with GAAP. The Company considers these adjustments to be relevant to ongoing operating results. The Company believes that excluding the amounts associated with these adjustments to present the non-GAAP financial measures provides a meaningful base for period-to-period comparisons, which will assist regulators, investors, and analysts in analyzing the operating results or financial position of the Company. The non-GAAP financial measures are used by management to assess the performance of the Company’s business for presentations of Company performance to investors, and for other reasons as may be requested by investors and analysts. The Company further believes that presenting the non-GAAP financial measures will permit investors and analysts to assess the performance of the Company on the same basis as that applied by management. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Although non-GAAP financial measures are frequently used by shareholders to evaluate a company, they have limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of results reported under GAAP.